Exhibit 10.1

EXECUTION VERSION

RESTRICTIVE COVENANT AGREEMENT

This RESTRICTIVE COVENANT AGREEMENT (this “Agreement”), dated as of March 15, 2022, is by and between CALIAN CORP., a Delaware corporation (the “Purchaser”), and the Persons listed on the signature page hereto as the restricted parties (the “Restricted Parties”). The Restricted Parties and the Purchaser are sometimes individually referred to as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, Purchaser, a subsidiary of Calian Group Ltd., a Canadian corporation (“Calian”; together with Purchaser, the “Purchaser Parties”), the Restricted Parties and American Virtual Cloud Technologies, Inc. have entered into that certain Asset Purchase Agreement, dated as of January 26, 2022 (as may be amended, restated or supplemented from time to time, the “Purchase Agreement”), pursuant to which, among other actions, the Sellers will sell, assign transfer, convey and deliver to the Purchaser, and the Purchaser will purchase, acquire and accept from the Sellers, all of the Sellers’ right, entitlement and interest in, to and under the Purchased Assets;

WHEREAS, as a condition to the consummation of the transactions contemplated under the Purchase Agreement, the Restricted Parties have agreed to execute and deliver this Agreement; and

WHEREAS, capitalized terms used herein (including in the recitals hereto) but not otherwise defined shall have the meanings given to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises made in the Purchase Agreement, and in consideration of the representations and warranties contained in the Purchase Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to become legally bound, hereby agree as follows:

1. Definitions. Certain definitions of capitalized terms used in this Agreement are as follows:

(a) “Competing Business” means any business that is engaged or involved in any business or line of business that the Business is engaged or involved in as of the date hereof.

(b) “Covered Customer” means any client or customer of the Business during the preceding two (2) year period prior to the Closing Date, and any prospective client or customer of the Business to which any Restricted Party has actively marketed or has made or has taken specific action to make a proposal within the preceding two (2) year period prior to the Closing Date. In the case of a Governmental Authority, “client or customer” includes the source selection officials or program office for any applicable contract or program and all offices and personnel that report to or support such source selection officials or program office.

(c) “Covered Party” means Calian and each of its direct and indirect subsidiaries, including, for the avoidance of doubt, the Purchaser.

(d) “Prohibited Activities” has the meaning set forth in Section 2.

(e) “Restricted Territory” means Canada and the United States.

2. Non-Competition and Non-Solicitation.

(a) In consideration for the benefits the Restricted Parties will, directly or indirectly, receive in connection with the transactions contemplated under the Purchase Agreement, which benefits each of the Restricted Parties hereby expressly acknowledges, as a condition to the transactions contemplated under the Purchase Agreement, each Restricted Party hereby covenants and agrees that such Restricted Party will not, anywhere in the Restricted Territory, directly or indirectly:

(i) for the duration of four (4) years from the Closing, (A) operate, develop or own any interest in, or be involved in or manage, any Competing Business; (B) consult with, advise (whether formally or informally) or be employed by, serve as a director or manager to, be an observer on the board of directors or similar body of, any business which directly or indirectly owns, manages or operates a Competing Business; or (C) interfere with, solicit, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, with any retailer, supplier or customer of the Business; provided, however, that such Restricted Party is not prohibited from being employed by or providing consulting services for a division of a business that is engaged in multiple business lines, including a Competing Business, if such division is not engaged, directly or indirectly, in any Competing Business and such Restricted Party does not, directly or indirectly engage in, assist, or aid in any work related to any Competing Business engaged in by other divisions of such business, and provided, further, that such Restricted Party may own shares of capital stock of any publicly traded company if such Restricted Party, together with any of such Restricted Party’s Affiliates, owns beneficially (directly or indirectly) less than two percent (2%) of the total number of shares of such company’s issued and outstanding capital stock; or

(ii) for the duration of four (4) years from the Closing, (A) solicit any past, present or prospective employee (including all officers and managers) of the Business (other than through general solicitations that do not directly target employees of the Business) to leave his or her employment with the Purchaser or any of its Affiliates; or (B) employ or attempt to employ any past, present or prospective employee (including all officers and managers) of the Business, provided, however, that such Restricted Party may solicit for employment or employ any then former employee of the Business on or after the six (6) month anniversary of such former employee’s separation from employment with the Purchaser or any of its Affiliates;

(the activities in sub-sections (i)-(ii) being collectively the “Prohibited Activities”).

(b) Each Restricted Party acknowledges and agrees that the Prohibited Activities substantially cover the activities that comprise the market in which the Business is conducted. Each Restricted Party acknowledges and agrees that none of the restrictions in this Section 2, including with respect to the geographic scope, duration or limitations on activities, will impair any Restricted Party’s ability to, as applicable, make a living or operate its businesses. Each Restricted Party further acknowledges that its agreements not to engage in the Prohibited Activities for the period of time provided herein are manifestly reasonable on their face and that they are reasonable as to time and no greater than is required for the reasonable protection of each Covered Party with respect to the Business in light of the substantial harm that such Covered Party would suffer with respect to the Business should any Restricted Party breach any of the provisions of this Section 2. Each Restricted Party further agrees that the nature, kind and character of the Prohibited Activities are reasonably necessary to protect the interests of each Covered Party with respect to the Business.

(c) Each Restricted Party covenants and agrees that, for the duration of four (4) years from the Closing, such Restricted Party will not, anywhere in the Restricted Territory, individually or on behalf of any other Person:

(i) encourage, induce, attempt to induce, solicit, or otherwise cause any Covered Customer to (A) cease being a client or customer of or to not become a client or customer of the Business, or (B) divert any business from or reduce the amount of business of such Covered Customer with the Business, or otherwise to discontinue or alter, in a manner adverse to any Covered Party with respect to the Business, such business relationship;

(ii) otherwise interfere with, disrupt or attempt to interfere with, reduce or disrupt, the contractual relationship with respect to the Business between any Covered Party and any Covered Customer, including without limitation influencing or attempting to influence any Covered Customer to terminate or modify any written or oral agreement with respect to the Business with a Covered Party;

(iii) solicit for business, provide services to, engage in or do business with, any Covered Customer for products or services that are the same as or substantially similar to the Business; or

(iv) with respect to the Business, interfere with, disrupt, solicit, influence or attempt to influence, or arrange to have any other Person interfere with, disrupt, solicit, influence or attempt to influence, any Person that was a vendor, supplier, distributor, agent or other service provider of the Business and had a business relationship with the Business within the two (2) year period prior to the Closing Date, for a purpose competitive with the Business.

3. Miscellaneous.

(a) Confidentiality.

(i) Each Restricted Party shall, for the duration of four (4) years from the Closing, keep confidential and shall not, without the prior express written consent of the Purchaser, use, disclose, reveal, publish, transfer or provide access to (A) any and all information relating to trade secrets, documents including, but not limited to, products, facilities, methods, software, codes or data, systems, procedures, manuals, reports, product price lists, computer programs; names of suppliers and customers; bids and proposals; financial information (including the revenues, costs, or profits associated with the products or services of the Business), business plans, prospects or opportunities; legal opinions; records and specifications which are owned, developed, used or retained by any Covered Party with respect to the Business and which have not been publicly disclosed (excluding limited disclosures for business purposes) by any Covered Party with respect to the Business and (B) other information of any third party with respect to the Business which any Covered Party is under an obligation to keep confidential (hereinafter collectively referred to as the “Confidential Information”).

(ii) Notwithstanding the foregoing limitation, the obligations set forth in Section 4(a)(i) shall not apply to any information that would constitute Confidential Information but that (A) is known or available through other lawful sources not bound by a confidentiality agreement with the disclosing party; (B) is or becomes publicly known or generally known through no default of a Restricted Party; (C) is already in the possession of the Person receiving the information through lawful sources not bound by a confidentiality agreement and through no fault of a Restricted Party; (D) the applicable Covered Party agrees in writing may be disclosed; or (E) is required to be disclosed pursuant to Law or the written request of a governmental body (provided that, if possible, the applicable Covered Party is given reasonable prior written notice).

(b) Non-Disparagement. Each Restricted Party agrees that it will not, individually or on behalf of any other Person, engage in any conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or good will of one or more of the Purchaser Parties or their respective Affiliates, management, officers, employees, independent contractors or consultants. This provision is not applicable to (i) truthful testimony obtained through subpoena, (ii) any truthful information provided pursuant to investigation by any governmental body, or (iii) any truthful information provided pursuant to any legal action by such Restricted Party against the Business or any Covered Party or by any Covered Party against such Restricted Party under the Purchase Agreement or any of the other transaction documents contemplated thereunder asserted by such Restricted Party in good faith or by such Covered Party in good faith, respectively.

(c) Specific Performance. The Parties acknowledge and agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms of this Agreement or otherwise are breached and that money damages would not be an adequate remedy. In addition to any other remedy to which the Purchaser is entitled at law or in equity, the Purchaser shall be entitled to seek an injunction, specific performance, or other equitable relief to enforce this Agreement and the terms and provisions hereof. For the avoidance of doubt, no such remedy or injunction, specific performance or other equitable relief under this Agreement may be brought against the Purchaser.

(d) Severability. If any term or provision of this Agreement or the application of any such term or provision to any Person or circumstance is invalid, illegal, void, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term, provision, or the application of any such term or provision, is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are fulfilled as originally contemplated to the greatest extent possible.

(e) Binding Effect; Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties, and any attempted assignment, without such consent, shall be null and void, and no assignment shall relieve the assigning Party of any of its obligations hereunder, except that the Purchaser may assign this Agreement or any of its rights, interests, or obligations hereunder to any of its Affiliates (but such assignment shall not relieve the Purchaser of any of its obligations hereunder).

(f) Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement among the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. To the extent any term or provision of this Agreement conflicts with or is inconsistent with any term or provision of the Purchase Agreement, the term or provision of the Purchase Agreement will control.

(g) Enforceability. Each Restricted Party represents and warrants that it has all capacity or authority, as applicable, to enter into and deliver this Agreement, and this Agreement constitutes a valid and binding obligation of such Restricted Party which is enforceable against the Restricted Party in accordance with its terms.

(h) Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parties. No waiver by any of the Parties of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(i) No Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third-party beneficiary of this Agreement.

(j) Notices. Any notice, request, instruction or other document required or permitted to be given under this Agreement by any Party to another Party will be in writing and will be given to such Party to the address of such Party set forth below, or to such other address as the Party to whom notice is to be given may provide in a written notice to the Party giving such notice:

If to the Purchaser:	Calian Group Ltd.
770 Palladium Drive, 4th floor
Ottawa, Ontario, K2V 1C8
Attn: Patrick Houston
Email: phouston@calian.com

With a copy (which
does not constitute
notice) to:	LaBarge Weinstein LLP
800-515 Legget Drive
Ottawa, Ontario K2K 3G4
Attn: Deborah Weinstein
Email: dw@lwlaw.com

If to a Restricted
Party:	American Virtual Cloud Technologies, Inc.
1720 Peachtree Street, Suite 629
Atlanta, Georgia 30309
Attention: Thomas King, Chief Financial Officer
E-Mail: tking@avctechnologies.com

With a copy (which
does not constitute
notice) to:	Greenberg Traurig, LLP
Terminus 200, Suite 2500
3333 Piedmont Road, NE
Atlanta, Georgia 30305
Attention: David R. Yates
E-Mail: yatesd@gtlaw.com

Each such notice, request, or other communication will be effective (x) if given by certified mail, return receipt requested, with postage prepaid addressed as aforesaid, upon receipt (and refusal of receipt shall constitute receipt), (y) one (1) Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, or (z) on the date sent if sent by electronic mail, with electronic evidence of transmission generated on the end of the sending Party, or receipt confirmed by the recipient Party.

(k) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PURCHASER:

CALIAN CORP.

By:	/s/ Kevin Ford
Name:	Kevin Ford
Title:	Chief Executive Officer

[Signature Page to Restrictive Covenant Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

RESTRICTED PARTIES:

COMPUTEX, INC.

By:	/s/ Thomas King
Name:	Thomas H. King
Title:	Chief Financial Officer, Treasurer, and Secretary

STRATOS MANAGEMENT SYSTEMS, INC.

By:	/s/ Thomas King
Name:	Thomas H. King
Title:	Chief Financial Officer, Treasurer, and Secretary

FIRST BYTE COMPUTERS, INC.

By:	/s/ Thomas King
Name:	Thomas H. King
Title:	Chief Financial Officer, Treasurer, and Secretary

ENETSOLUTIONS, LLC

By:	/s/ Thomas King
Name:	Thomas H. King
Title:	Chief Financial Officer, Treasurer, and Secretary

[Signature Page to Restrictive Covenant Agreement]